Exhibit 10.2

Form of Executive Officer Grant

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE Broadmark Realty Capital Inc.
2019 STOCK INCENTIVE PLAN

The grant pursuant to this agreement (this “Agreement”) is made as of the Grant Date, by Broadmark Realty Capital Inc. (the “Company”) to ______________ (the “Participant”).

Upon and subject to this Agreement (which Agreement includes the Terms and Conditions and Exhibit 1 appended to the execution page), the Company hereby awards as of the Grant Date to the Participant, the opportunity to earn “Vested Units” (as defined below) (the “Restricted Unit Grant” or the “Award”).  Underlined and capitalized terms in Items A through D below shall have the meanings there ascribed to them.

A.	Grant Date: ___________ __, _______.

B.	Plan (under which Restricted Unit Grant is granted): Broadmark Realty Capital Inc. 2019 Stock Incentive Plan.

C.	Vested Units: The Participant shall receive a number of Vested Units determined pursuant to Exhibit 1. Each Vested Unit represents the Company’s unsecured obligation to issue one share of the Company’s common stock, par value $0.001 (“Common Stock”), upon the terms and subject to the conditions set forth in this Agreement and the Plan.

D.	Distribution Date. Shares of Common Stock attributable to Vested Units (“Vested Shares”) shall be issued and distributed upon the earliest of the applicable dates listed below, subject to receipt from the Participant of the required tax withholding:

1.	promptly following the availability of audited financial statements for the [YEAR3] Performance Period, but not later than March 15, [YEAR 4];
2.	within ten (10) days following the date of a Change in Control, but only if the acquiring or surviving company in the Change in Control does not assume the Award; or
3.	if a Change in Control occurs and the acquiring or surviving company in the Change in Control assumes the Award, then the Vested Units will be issued and distributed (a) within the first ten (10) days of [YEAR 4] for any Participant who remains employed by the Company or an Affiliate until December 31, [YEAR 3], or (b) within ten (10) days after the later of the date of (i) termination of employment for any Participant who terminates employment before January 1, [YEAR 4] or (ii) the date of the Change in Control;

provided, however, in any case, distribution shall be delayed to the extent provided in any deferral agreement between the Participant and the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date set forth above.

Broadmark Realty Capital Inc.

By:

Name:

Title:

PARTICIPANT

Name:

TERMS AND CONDITIONS TO THE

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE Broadmark Realty Capital Inc.

2019 STOCK INCENTIVE PLAN

1.Payment for Vested Units.  Upon the Distribution Date, the Company shall issue (a) issue and deliver to the Participant the Vested Shares and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Participant.  Notwithstanding the foregoing, in accordance with Section 11 of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Participant may elect to defer the settlement of the Vested Units.  Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.  If the Participant is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Vested Units upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of (a) the date that is six (6) months following the Participant’s separation from service and (b) the Participant’s death.

2.Rights as Stockholder.  The Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of the Restricted Unit Grant unless and until shares of Common Stock settled for Vested Units shall have been issued by the Company to the Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). For the avoidance of doubt, the Participant shall not be entitled to receive any dividends or dividend equivalents with respect to the Restricted Unit Grant or have any voting rights with respect to the Restricted Unit Grant unless and until shares of Common Stock settled for Vested Units shall have been issued by the Company to the Participant. Dividends shall accrue only from the date of issuance of the Vested Shares.

3.Restrictions on Resales of Shares. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued pursuant to Vested Units, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

4.Income Taxes.  To the extent required by applicable federal, state, local or foreign law, the Participant authorizes the Company to deduct from payments of any kind due Participant to satisfy any withholding tax obligations that raise by reason of the grant or vesting of the Award.  This authority shall include the authority to withhold Common Stock or other property and to make cash payments in respect thereof in satisfaction of the Participant’s tax obligation.  The Company shall not be required to issue shares of Common Stock or to recognize the disposition of such shares until such obligations are satisfied.

5.Non-Transferability of Award.  The Participant understands, acknowledges, and agrees that, except as otherwise provided in the Plan or as permitted by the Committee, the Award may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of other than by will or the laws of descent and distribution.

6.Other Agreements Superseded.  Subject to the terms and conditions of the Plan, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter. Any prior agreements, commitments or negotiations concerning the Award are superseded.

7.No Right to Continued Retention.  Neither the establishment of the Plan nor the Award hereunder shall be confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.
8.General.

(a)This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware, without regard to principles of conflicts of law; provided, however, no Vested Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Participant resides, and/or any other applicable securities laws.

(b)The headings preceding the text of the sections of these Terms and Conditions are inserted solely for convenience of reference, and shall not constitute a part of these Terms and Conditions, nor shall they affect its meaning, construction or effect.

(c)This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

(d)In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

(e)This Agreement is subject to the provisions of the Plan.  In the event of any conflict between this Agreement and the Plan, the Plan shall control.

(f)In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

(g)Notwithstanding any other provision of this Agreement, the right of the Participant or any permitted transferee to receive and retain any Vested Units or Vested

Shares will be subject to any compensation recovery policy of the Company, regardless of whether the compensation recovery policy is adopted after the Vested Units or Vested Shares are earned or issued.

(h)This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code to the maximum extent possible, and to the extent it is not exempt, it is intended to comply with Section 409A. All provisions of this Agreement shall be construed consistent with such intent.

(i)All questions arising under the Plan or this Agreement shall be decided by the Committee in its total and absolute discretion.

9.Electronic Delivery.  By executing the Agreement, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan and the Award via a Company website or other electronic delivery.

10.Definitions.  As used in this Agreement:

“Beginning Stock Price” means the closing price per share of Common Stock on December 31, [YEAR 0] on the exchange on which Common Stock is traded, which is $[PRICE].

“Below Threshold Relative TSR” means that Relative Total Shareholder Return has been attained at less than the [___] percentile of the Commercial Financing REIT Group.

“Change in Control” has the meaning as defined in the Plan; provided, however the event must also constitute a change in ownership,  effective control or ownership of assets as described in Code Section 409A(a)(2)(A)(v).

“Cause” has the meaning as defined in the Plan.

“Commercial Financing REIT Group” means the member companies of the FTSE NAREIT Mortgage REITs Index (FNMR) that are categorized as “Commercial Financing” REITs that are members of such index for the entire Performance Period.

“Disability” has the meaning as defined in the Plan.

“Ending Stock Price” means the closing price per share of Common Stock on the last trading day before January 1, [YEAR 4] on the exchange on which Common Stock is traded, unless a Change in Control occurs on or before December 31, [YEAR 3], in which case the term means the value per share determined as of the date of the Change in Control, such value to be determined by the Committee in its reasonable discretion based on the actual or implied price per share paid in the Change in Control transaction.

“Ending Value of Reinvested Dividends” means the dollar amount equal to the Ending Stock Price multiplied by the total number of shares hypothetically purchased with the dividends declared to a shareholder of record during the Performance Period, assuming that each dividend is re-invested in Common Stock at the closing price per share on the last business day before the ex-dividend date. For purposes of this calculation, the dividends declared to a shareholder of record during the Performance Period will initially be calculated on one share of Common Stock beginning as of the first dividend declaration date during the Performance Period, and as of each dividend declaration date during the Performance Period thereafter, the dividends will be calculated with respect to the sum of one share of Common Stock plus the cumulative number of shares of Common Stock hypothetically purchased prior to such dividend declaration date. The “Ending Value of Reinvested Dividends” can also be expressed as the following formula:

            Ending Value of Reinvested Dividends = (Ending Stock Price x Total Number of Shares Hypothetically Purchased with Reinvested Dividends)

            Total Number of Shares Hypothetically Purchased with Reinvested Dividends = Number of Shares Hypothetically Purchased with First Reinvested Dividend + the sum of the Number of Shares Hypothetically Purchased with each Subsequent Reinvested Dividend

            Number of Shares Hypothetically Purchased with First Reinvested Dividend = (dividend declared to a shareholder of record during the Performance Period calculated on one share of Common Stock as of the first dividend declaration date during such period)/closing price per share of Common Stock on the last business day before the ex-dividend date)

            Number of Shares Hypothetically Purchased with each Subsequent Reinvested Dividend = (each dividend declared to a shareholder of record after the first dividend declaration date during the Performance Period calculated on the sum of the one share of Common Stock beginning as of the first dividend declaration date + the number of shares hypothetically purchased with reinvested dividends before such subsequent dividend declaration date)/closing price per share of Common Stock on the last business day before the related ex-dividend date)

“Good Reason” has the meaning set forth in the written employment agreement between the Participant and the Company or an Affiliate thereof, or if no such meaning applies in such agreement or no such agreement exists, then the term means (i) a material and sustained diminution in the Participant’s duties of employment or a material reduction of the Participant’s title, (ii) a material breach by the Company or an Affiliate of any employment agreement with the Participant, if any, (iii) relocation of the Participant’s principal place of employment to a location that is more than fifty (50) miles from the Participant’s place of employment on the Grant Date, without the Participant’s consent, (iv) a reduction in the Participant’s annual base salary, unless such reduction is part of an across the board reduction for employees at or above similar levels of authority within the Company or an Affiliate (whichever employs the Participant), or (v) a material reduction in the Participant’s target annual bonus opportunity; provided that any such action shall not constitute Good Reason unless (A) the Participant provides written notice to the Company of any such action within thirty (30) days of the date on which such action first occurs and provides the Company with thirty (30) days to remedy such action (the “Cure Period”), (B) the Company fails to remedy such action within the Cure Period, and (C) the Participant resigns within thirty (30) days of the expiration of the Cure Period.

“High Relative TSR” means that both (a) Relative Total Shareholder Return has been attained at or above the [__] percentile of the Commercial Financing REIT Group and (b) Total Shareholder Return has been attained at [___]% or more.

“Performance Period” means the period from and including January 1, [YEAR 1] through the earlier of December 31, [YEAR 3] or the date of a Change in Control.

“Relative Total Shareholder Return” means Total Shareholder Return expressed as a positive or negative number of basis points relative to the total shareholder return for the Commercial Financing REIT Group for the Performance Period.  For this purpose, the total shareholder return for the Commercial Financing REIT Group shall be calculated using methodologies analogous in all material respects to those used for the calculation of Total Shareholder Return.

“Target Relative TSR” means that Relative Total Shareholder Return has been attained at the [___] percentile of the Commercial Financing REIT Group; provided, however, if Relative TSR exceeds the [___] percentile of the Commercial Financing REIT Group, but Total Shareholder Return has been attained at less than [_]%, Relative TSR shall be deemed for all purposes of this Agreement to have been achieved only at the Target Relative TSR level and not above that level.

“Threshold Relative TSR” means that Relative Total Shareholder Return has been attained at the [___] percentile of the Commercial Financing REIT Group.

“Total Shareholder Return” means the compound annual growth rate (also known as “CAGR”), expressed as a percentage, of an investment in one share of Common Stock over the Performance Period, based on the Ending Stock Price plus the Ending Value of Reinvested Dividends, as compared to the Beginning Stock Price, and using the following formula:

 (((Ending Stock Price + Ending Value of Reinvested Dividends)/Beginning Stock Price)^(1/3)) – 1

“Termination of Employment” has the meaning as defined in the Plan.

Other capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

EXHIBIT 1

A.	The number of units set forth under the heading “High Relative TSR” in the Relative TSR Chart below represents the maximum potential number of units that can become “Units Earned”. The number of “Units Earned” is determined as of the last day of the Performance Period based on the level of Relative Total Shareholder Return attained for the Performance Period as shown in Relative TSR Units Earned Table set forth below.

“Relative TSR Units Earned Table”

Below Threshold Relative TSR	*Threshold Relative TSR	*Target Relative TSR	*High Relative TSR
Zero Earned Unvested Restricted Units

*

If Relative Total Shareholder Return falls between Threshold Relative TSR and Target Relative TSR or between Target Relative TSR and High Relative TSR, the number of Units Earned under the Relative TSR Units Earned Table  shall be determined by linear interpolation.

B.	Except as provided in Items C and D, the number of Units Earned pursuant to Item A shall vest and become Vested Units only if the Participant remains an employee of the Company or an Affiliate through December 31, [YEAR 3].
C.	Notwithstanding the foregoing, if the Participant’s Termination of Employment by reason of the Participant’s death or Disability occurs during the Performance Period and before a Change in Control, the number of Vested Units will be equal to the number of Units Earned for the Performance Period multiplied by a fraction, the numerator of which is the number of days the Participant was employed during the Performance Period and the denominator of which is 365.
D.	Notwithstanding Item B or C, upon the occurrence of a Change in Control (which shall result in the Performance Period ending on date of the Change in Control), the number of Vested Units will be determined as follows:
(i)

if the acquiring or surviving company in the Change in Control does not assume or continue the Award, the number of Earned Units shall vest and become Vested Units if (A) the Participant remains an employee of the Company or an Affiliate until the date of the Change in Control or (B) if the Participant’s Termination of Employment by the Company or an Affiliate without Cause or by the Participant for Good Reason occurs within thirty (30) days before the date of the Change in Control; or

(ii)	if the acquiring or surviving company in the Change in Control assumes and continues the Award, the number of Earned Units shall vest and become Vested

Units if (A) the Participant remains an employee of the Company or an Affiliate until December 31, [YEAR 3], (B) the Participant’s Termination of Employment by the Company or an Affiliate without Cause or by the Participant for Good Reason occurs within thirty (30) days before or following the date of the Change in Control or (C) the Participant’s Termination of Employment by reason of death or Disability occurs following the date of the Change in Control.

E.	The portion of the Restricted Unit Grant that does not become Units Earned as of the last day of the applicable Performance Period shall be forfeited as of the last day of such Performance Period, and any Units Earned that do not become Vested Units by the date the Participant ceases to be an employee of the Company or an Affiliate (except as provided in Items B through D) shall be forfeited.